Exhibit 99.1

INSPIRED REPORTS THIRD QUARTER 2022 RESULTS

●	Increases in Revenue and Adjusted EBITDA on a functional currency basis highlight strength in operating results
●	Total Revenue of $74.9 million and Net Income of $10.2 million, or $0.39 per basic share and $0.35 per diluted share
●	Record Virtual Sports Revenue of $14.6 million (39% increase over prior-year period) and record Virtual Sports Adjusted EBITDA of $12.6 million (46% increase over prior-year period)
●	Adjusted EBITDA[1] of $27.8 million; Adjusted EBITDA contribution[2] from the aggregate online business (Virtual Sports and Interactive) increased to 50% from 36% in prior-year period
●	Contract with Betfred for the sale of terminals and provision of fully integrated managed services for its entire estate signed subsequent to the end of the quarter
●	Since announcing its share repurchase program, Inspired has repurchased 1,067,340 shares of common stock for $10.4 million (average price of $9.79 per share3) as of November 9, 2022

New York, November 9, 2022 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today reported unaudited financial results for the three-month period ended September 30, 2022. Third quarter underlying results reflect growth in the Company’s aggregate online business, which includes the Virtual Sports and Interactive segments, and ongoing strength in the Gaming and Leisure segments. Total Revenue and Adjusted EBITDA improved year-over-year in functional currency, however, reported results reflect significant strengthening of the USD (versus GBP) on a year-over-year basis.

●	Total Revenue of $74.9 million for the three months ended September 30, 2022, compared to $77.6 million for the three months ended September 30, 2021, declined 3% on a reported basis[4] and increased 13% on a functional currency basis, which is an indicator of the strength of the underlying operating results.
●	Virtual Sports Revenue of a record $14.6 million increased 39% year-over-year on a reported basis (63% on a functional currency basis). Online Virtual Sports Revenue more than doubled year-over-year on a functional currency basis. Interactive Revenue of $5.7 million decreased 6% year-over-year on a reported basis (increased 10% on a functional currency basis), with growth in business volumes primarily driven by the U.S. and Canada. October Interactive revenue increased 14% year-over-year on a functional currency basis, as more operators and game titles launch in Pennsylvania.

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2 Aggregate online business Adjusted EBITDA contribution is calculated using the sum of the Virtual Sports and Interactive segment-level Adjusted EBITDA deducted by an allocated corporate expense pro-rated by the segment revenue contribution as a percent of Total Revenue. The Company’s definition may not be comparable to measures of other companies. See supplemental table below.

3 Before trading expenses

4 Reported income statement results assume GBP:USD exchange rate was GBP 1.18: USD 1.00 for the three months ended September 30, 2022 and GBP 1.38: USD 1.00 for the three months ended September 30, 2021.

●	Gaming Revenue of $24.1 million decreased 12% year-over-year on a reported basis (increased 3% on a functional currency basis) and Leisure Revenue of $30.5 million decreased 9% year-over-year on a reported basis (increased 6% on a functional currency basis). Momentum in the Gaming and Leisure businesses continues as significant UK contracts/extensions were signed with Betfred, Marston’s, Butlins and Bourne Leisure subsequent to the end of the quarter.
●	Net Income of $10.2 million, or $0.39 per basic share and $0.35 per diluted share, compared to $25.0 million, or $1.10 per basic share and $0.30 per diluted share, in the prior-year period, which included a $17.3 million gain in fair value of warrant liability for the Company’s warrants, which expired in December 2021. Excluding the gain in fair value of warrant liability, third quarter 2021 Net Income would have been $7.7 million, or $0.34 per basic share and $0.30 per diluted share.
●	Adjusted EBITDA of $27.8 million decreased 8% year-over-year on a reported basis (increased 7% on a functional currency basis). The Company’s aggregate Online business, which includes Virtual Sports and Interactive, contributed 50% of Adjusted EBITDA versus 36% in the prior-year period. Adjusted EBITDA Margin in third quarter 2022 was 37% compared to 39% in third quarter 2021. Significant inflationary cost pressure and supply chain impact in the Holiday Parks business, which peaks in the third quarter, more than accounted for the margin decline.

“This quarter’s underlying operating performance was strong, with third quarter Adjusted EBITDA exceeding last year’s record performance on a functional currency basis5. This reflects a continuation of the trend we have seen in recent quarters, with the resiliency of our diversified business model as well as what we perceive to be the continued strength in consumer spending across our segments – notwithstanding perceived ongoing macro trends,” said Lorne Weil, Executive Chairman of Inspired. “Virtual Sports continued its impressive growth trajectory, producing its fifth record-setting Revenue and Adjusted EBITDA quarter in a row, with online Virtual Sports doubling year-over-year versus strong comparatives. Growth in Interactive Revenue was modest, however, the addition of new content and customers in Pennsylvania has led to an acceleration in Interactive growth rates in October.

“As our online business continues its growth trajectory, our land-based business has held strong, with consumers continuing to frequent betting shops and pubs and staying local for holidays, and we continue to move towards a less capital-intensive business model, signing a milestone contract with Betfred subsequent to the end of the quarter for the sale of 5,000 terminals and the provision of fully integrated managed services for their entire estate,” said Weil.

“The recent successes of this year’s Global Gaming Expo (“G2E”) tradeshow in Las Vegas and World Lottery Summit in Vancouver were a testament to the growing awareness of Inspired’s unique product portfolio in North America. The level of interest from Gaming, Lottery and Sports betting operators was encouraging and underpins our confidence that our innovative products can offer compelling new revenue sources for our customers, and we anticipate increased proliferation given the current macroeconomic environment. With the growing popularity of our content, increased brand awareness and rapid speed to market, we are confident we are well-positioned to capitalize on this opportunity. In addition, we have an exciting pipeline of new products and further enhancements, opening potentially significant new avenues of growth, that we look forward to showcasing in the coming months,” Weil continued.

“Looking forward, we continue to see solid results from our retail and digital businesses, demonstrating the strength and resilience of our business. We remain mindful of the potential for a shifting macro environment, and are diligently managing cost containment efforts, but rely on the healthy underlying momentum, diversification of our business model and our strong development pipeline and believe we are well positioned to deliver further progress against our strategy,” Weil concluded.

5 Excluding VAT-related revenue and income.

Summary of Third Quarter 2022 Segment Financial Results (unaudited)

	Three Months Ended September 30,		Reported Variance	Currency Movement 2022[2]	Functional Currency Variance
(In $ millions)	2022	2021	%	$	%
Total Revenue
Gaming	$24.1	$27.6	(12%)	$(4.2)	3%
Virtual Sports	14.6	10.5	39%	(2.5)	63%
Interactive	5.7	6.1	(6%)	(1.0)	10%
Leisure	30.5	33.4	(9%)	(5.0)	6%

Total Company Revenue	$74.9	$77.6	(3%)	$(12.7)	13%
Net operating income	16.2	14.9	9%	(2.6)	27%
Net income	10.2	25.0	(59%)	(1.6)	(53%)
Net income per basic share	$0.39	$1.10	NM3	NM3	NM3
Net income per diluted share	$0.35	$0.30	NM3	NM3	NM3

Non-GAAP Financial Measures
Adjusted EBITDA[1]
Gaming	$8.8	$10.9	(20%)	$(1.5)	(6%)
Virtual Sports	12.6	8.6	46%	(2.2)	75%
Interactive	3.1	3.4	(7%)	(0.5)	6%
Leisure	9.7	13.0	(25%)	(1.4)	(14%)
Corporate	(6.4)	(5.8)	(9%)	1.1	(32%)

Total Company Adjusted EBITDA[1]	$27.8	$30.1	(7%)	$(4.5)	7%
Adjusted EBITDA Margin[1]	37%	39%

1 Reconciliation to US GAAP shown below

2 Currency movement calculated by translating 2022 and 2021 performances at 2021 exchange rates

3 Percentage change is not meaningful

Stewart Baker, Executive Vice President and Chief Financial Officer, stated, “We are pleased to report another strong quarter in the face of an uncertain economic environment. Our online business was relatively unimpacted by inflation or supply chain issues, however, we did experience significant cost pressures in the Holiday Parks business. We have experience reducing costs significantly when we have needed to and will do so again here as we are highly focused on mitigating the impact and improving our cost efficiency. Our underlying business remains strong and produces substantial free cash flow, allowing us to buyback more than $10 million of our common stock so far this year. We are focused on delivering sustained efficiencies across our business and are confident in our strategy and our ability to deliver consistent results in the current economic environment in order to maximize shareholder value.”

Recent Highlights (as of November 9, 2022)

Corporate

●	Share Repurchase Program – Inspired purchased 542,023 shares of its common stock for $5.0 million in third quarter 2022 and 39,469 shares for $0.4 million in fourth quarter 2022 (through November 9, 2022). The timing and amount of future repurchases will be subject to the discretion of Inspired based on market conditions and other opportunities that Inspired may have for the use or investment of its cash balances.
●	Net Debt Reduction - The Company’s external borrowings decreased to $262.5 million on September 30, 2022, compared to $316.9 million on September 30, 2021, due to movements in the exchange rates between our functional currency and reporting currency. This decrease brings net debt leverage to 2.4x, which is well below 2021 levels.

Virtual Sports

●	North American Deployments – In the third quarter, we launched the online and mobile variants of Race2Riches® with Intralot and DC Lottery on DC Lottery’s website and mobile app via Inspired’s multi-streaming platform.
●	New Contracts – Inspired signed the following new contracts in third quarter 2022:

◌	Scientific Games for the provision of Virtual Sports to be sold to Netherlands Lottery
◌	Goldbet to provide Virtual Sports into both their retail and online channels in Italy
◌	Ladbrokes to provide Class 4 VLT games in Belgium
◌	Morocco Lottery to provide Virtuals online and our Virtual Plug&Play™ platform launched in third quarter 2022

●	Contract Extensions – The Company signed the following long-term contract extensions in third quarter 2022:

◌	BETFRED to provide Virtuals content to their retail betting shop estate in the UK
◌	49s to provide Virtual Sports into retail betting shops in the UK and Ireland and to provide content via their interactive channels
◌	Morocco Lottery to provide Virtuals content to their retail estate

●	New Products – Inspired successfully launched Women’s Virtual Soccer to coincide with the Women’s Euro 2022 tournament. The Company also launched Matchday Ultra 2 and Soccer Ultra 2 with SNAI (Italy) both retail and online and deployed several product optimizations with OPAP in Greece.

Interactive

●	New Jurisdictions – In third quarter 2022, Inspired went live with three operators in the Netherlands, one operator in Ontario and one operator in Pennsylvania. Inspired expects to launch with additional customers in Pennsylvania in fourth quarter 2022.
●	New Customers –Interactive content was launched with seven operator brands, including five new customers, during the quarter. Subsequent to the end of the quarter, Interactive content was launched with DraftKings in Pennsylvania, bet365 in Buenos Aires province and The Stars Group in Spain.
●	New Content – Six new games were launched during third quarter 2022 across the estate, including Anubis Gold™ and Big Scary Fortune™.
●	iLottery – Loto Quebec launched Inspired’s second iLottery title, Explosion de fruits reaction, in November 2022.

Gaming

●	WCLC Order on Track – Inspired is in the process of delivering 820 Valor™ terminals to Western Canada Lottery Corporate (WCLC) in fourth quarter 2022. Inspired will take back the original 100 terminals to redeploy in another North American territory.
●	60 Valor® Sales in Illinois – The sale of 60 units in Illinois brings total Valor terminal sales in Illinois since launch to 876.
●	Contract Extensions – Subsequent to the end of the quarter, Inspired signed a five-year contract extension with Betfred to be the exclusive supplier of content and services to more than 5,500 terminals in over 1,400 Betfred betting shops in the UK.

Leisure

●	New Pubs Contracts –Inspired has agreed to a new contract with Marston’s, a leading brewing and pub retailing business in the UK, for the provision of gaming machines for a further four years subsequent to the end of the quarter.
●	New Pubs Content – Slots O’ Luck Rainbow Gold Free Spins™, Bonus Fruits Free Spins™ and Always Hot Deluxe™ were deployed across the pub estate during third quarter 2022, demonstrating the commitment to leverage Inspired’s leading game portfolio for the pub sector.
●	Holiday Parks – Subsequent to the end of the quarter, Inspired was designated to serve as the sole supplier of amusement and gaming machines for Butlins for the next seven years. Butlins operates three large-scale holiday destination venues in the UK and is an iconic holiday park brand. In addition, the Company has successfully renewed a five-year agreement with Bourne Leisure to continue to operate arcades in 19 Haven Holiday Parks throughout the UK.

Overview of Third Quarter 2022 Results Versus Third Quarter 2021 on a Reported Basis

Total Revenue was $74.9 million compared to $77.6 million in the prior-year period, with an adverse $12.7 million attributable to currency movement. This reflects the continued growth in the online business and strength in the Gaming and Leisure segments.

Gaming Service Revenue was $19.0 million compared to $19.7 million in the prior-year period, with an adverse $3.3 million attributable to currency movement. This was due to stronger UK betting shop performance and growth in the UK gaming machine installs and the addition of the Company’s newly acquired lottery systems contract in the Dominican Republic ($1.3 million). Gaming Product Revenue decreased by $2.8 million, with an adverse $0.9 million attributable to currency movement, driven by a large sale in Italy ($1.2 million) in the prior period and lower North American hardware and software sales ($0.6 million) in third quarter 2022. Gaming Segment Operating Income decreased to $4.5 million from $5.1 million in the prior-year period, with an adverse $0.8 million attributable to currency movement, mainly due to increased Cost of Sales and SG&A expenses stemming from higher employment costs. Gaming Adjusted EBITDA decreased to $8.8 million from $10.9 million in third quarter 2021.

Virtual Sports Revenue was a record $14.6 million compared to $10.5 million in the prior-year period, with an adverse $2.5 million attributable to currency movement. This increase was primarily due to Online Virtuals revenue more than doubling year-over-year on a functional currency basis, driven by growth from existing customers with new channels, geographies and content. Virtual Sports Segment Operating Income of $11.6 million increased 53% (84% on a functional currency basis) compared to $7.6 million in third quarter 2021 primarily due to the increase in revenue. Virtual Sports Adjusted EBITDA increased to a record $12.6 million from $8.6 million in third quarter 2021.

Interactive Revenue was $5.7 million compared to $6.1 million in the prior-year period, with an adverse $1.0 million attributable to currency movement. This was driven by growth in the U.S. and Canada. Several additional North American customers are launching in fourth quarter 2022. Interactive Segment Operating Income of $2.3 million was flat year-over-year. Interactive Adjusted EBITDA was $3.1 million, a 7% year-over-year decrease on a reported basis but a 6% increase in functional currency.

Leisure Revenue was $30.5 million compared to $33.4 million in the prior-year period, with an adverse $5.0 million attributable to currency movement. This was against the backdrop of a record quarter in 2021 when our customers’ retail venues were first opening back up after being closed for several quarters. Revenue generated in third quarter 2022 from holiday park customers was $16.1 million (down 7% on a reported basis and up 9% on a functional currency basis year-over-year), MSA customers was $4.2 million (down 7% on a reported basis and up 8% on a functional currency basis year-over-year) and pub customers was $8.1 million (down 15% on a reported basis and flat on a functional currency basis year over year). Digitization of the pub estate has continued with further digital machines placed in the quarter taking digital penetration to 81%. Leisure Segment Operating Income of $6.5 million decreased year-over-year from $9.0 million, with an adverse $0.9 million attributable to currency movement. This decrease was driven by increased Cost of Sales, due to the inflation and GBP weakness increasing the cost of parts and prizes for our terminals, and increased SG&A expenses due to an increase in staff costs. Leisure Adjusted EBITDA of $9.7 million declined from a record $13.0 million in third quarter 2021, with an adverse $1.4 million impact from currency movement. Leisure Adjusted EBITDA margin was impacted by higher costs of parts and prizes as well as increased wages.

Total Company Selling, General and Administrative expenses was flat year-over-year at $29.2 million and increased $5.0 million on a functional currency basis driven primarily by the increase in staff cost in part due to wage inflation, particularly increases in the UK’s national living wage, which increased year-over-year.

Net Income during the quarter was $10.2 million, compared to $25.0 million in the prior-year period, which included a $17.3 million gain in fair value of warrant liability. Net operating income increased $1.3 million year-over-year, driven by growth in online revenue and a decrease in depreciation and amortization ($2.4 million).

Foreign Currency Exchange Rates negatively impacted the Company’s results in the quarter. Foreign currency exchange adversely impacted Total Revenue by $12.7 million ($4.2 million in Gaming, $2.5 million in Virtual Sports, $1.0 million in Interactive and $5.0 million in Leisure). Net Operating Income was negatively impacted by $2.6 million ($0.8 million in Gaming and $2.2 million in Virtual Sports, $0.3 million in Interactive and $0.9 million in Leisure, offset by $1.6 million in Corporate). Adjusted EBITDA was adversely impacted by $4.5 million ($1.5 million in Gaming, $2.2 million in Virtual Sports, $0.5 million in Interactive and $1.4 million in Leisure, offset by $1.1 million in Corporate).

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter was an inflow of $14.6 million, an increase in USD despite the currency impact. This was an improvement from an inflow of $13.8 million in the prior-year period.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP:USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 8:30 a.m. ET /1:30 p.m. UK on Wednesday, November 9, 2022 to discuss the Company’s financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-888-550-5864 (US) or 1-646-960-0275 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay: A replay of the webcast will be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Service	$69.2	$68.7	$191.0	$123.3
Product sales	5.7	8.9	15.8	18.6
Total revenue	74.9	77.6	206.8	141.9

Cost of sales, excluding depreciation and amortization:
Cost of service	(14.2)	(13.8)	(37.7)	(23.9)
Cost of product sales	(3.9)	(4.7)	(10.4)	(10.6)
Selling, general and administrative expenses	(31.7)	(33.0)	(93.2)	(76.7)
Acquisition and integration related transaction expenses	(0.1)	—	(0.3)	(1.5)
Depreciation and amortization	(8.8)	(11.2)	(28.7)	(36.2)
Net operating income (loss)	16.2	14.9	36.5	(7.0)

Other (expense) income
Interest expense, net	(6.2)	(7.2)	(18.7)	(37.9)
Change in fair value of warrant liability	—	17.3	—	3.8
Gain on disposal of business	—	—	0.9	—
Other finance income	0.3	0.3	0.9	5.5

Total other income (expense), net	(5.9)	10.4	(16.9)	(28.6)

Income (loss) before income taxes	10.3	25.3	19.6	(35.6)
Income tax (expense) benefit	(0.1)	(0.3)	(0.4)	0.1
Net income (loss)	10.2	25.0	19.2	(35.5)

Other comprehensive (loss)/income:
Foreign currency translation gain (loss)	4.8	3.2	13.0	2.2
Change in fair value of hedging instrument	—	—	—	0.3
Reclassification of loss on hedging instrument to comprehensive income	0.1	0.3	0.5	1.3
Actuarial (losses) gains on pension plan	(6.2)	0.4	(2.9)	5.9
Other comprehensive (loss) income	(1.3)	3.9	10.6	9.7

Comprehensive income (loss)	$8.9	$28.9	$29.8	$(25.8)

Net income (loss) per common share – basic	$0.39	$1.10	$0.72	$(1.57)
Net income (loss) per common share – diluted	$0.35	$0.30	$0.66	$(1.57)

Weighted average number of shares outstanding during the period – basic	26,247,046	22,744,022	26,639,084	22,641,188
Weighted average number of shares outstanding during the period – diluted	28,845,331	25,763,351	29,308,455	22,641,188

Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(2.5)	$(3.8)	$(7.9)	$(8.6)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$37.4	$47.8
Accounts receivable, net	27.5	31.7
Inventory, net	25.2	16.9
Prepaid expenses and other current assets	27.6	29.7
Corporate tax and other current taxes receivable	—	0.3
Total current assets	117.7	126.4

Property and equipment, net	41.8	50.9
Software development costs, net	32.5	35.6
Other acquired intangible assets subject to amortization, net	13.9	18.9
Goodwill	68.5	82.7
Operating lease right of use asset	8.0	10.1
Other assets	4.2	7.1
Total assets	$286.6	$331.7

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$24.4	$20.8
Accrued expenses	26.6	32.6
Corporate tax and other current taxes payable	4.7	12.3
Deferred revenue, current	4.6	7.7
Operating lease liabilities	2.7	3.3
Other current liabilities	2.9	3.9
Current portion of finance lease liabilities	1.0	0.9
Total current liabilities	66.9	81.5

Long-term debt	257.1	309.0
Finance lease liabilities, net of current portion	1.2	1.9
Deferred revenue, net of current portion	4.0	6.8
Operating lease liabilities	5.9	7.4
Other long-term liabilities	2.1	3.1
Total liabilities	337.2	409.7

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 25,912,781 shares and 26,433,562 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	379.9	372.3
Accumulated other comprehensive income	54.4	43.8
Accumulated deficit	(484.9)	(494.1)
Total stockholders’ deficit	(50.6)	(78.0)
Total liabilities and stockholders’ deficit	$286.6	$331.7

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$19.2	$(35.5)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	28.7	36.2
Amortization of right of use asset	1.9	2.5
Stock-based compensation expense	7.9	8.6
Change in fair value of warrant liability	—	(3.8)
Unrealized transactional currency gain on senior bank debt	—	(4.6)
Reclassification of loss on hedging instrument to comprehensive income	0.5	1.3
Non-cash interest expense relating to senior debt	1.1	16.7
Changes in assets and liabilities:
Accounts receivable	(1.2)	(7.0)
Inventory	(12.2)	4.1
Prepaid expenses and other assets	(1.6)	(10.2)
Corporate tax and other current taxes payable	(6.3)	(5.4)
Accounts payable	8.2	(1.4)
Deferred revenues and customer prepayment	(3.6)	(3.8)
Accrued expenses	1.2	12.6
Operating lease liabilities	(1.9)	(2.0)
Other long-term liabilities	(2.0)	(1.3)
Net cash provided by operating activities	39.9	7.0

Cash flows from investing activities:
Purchases of property and equipment	(16.6)	(8.5)
Acquisition of subsidiary company assets	(0.6)	—
Purchases of capital software	(14.2)	(9.7)
Net cash used in investing activities	(31.4)	(18.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	333.1
Repurchase of common stock	(10.0)	—
Repayments of long-term debt	—	(320.6)
Cash paid in connection with terminated interest rate swaps	—	(2.1)
Debt fees incurred	—	(9.1)
Repayments of finance leases	(0.4)	(0.4)
Net cash (used in) provided by financing activities	(10.4)	0.9

Effect of exchange rate changes on cash	(8.5)	0.3
Net decrease in cash	(10.4)	(10.0)
Cash, beginning of period	47.8	47.1
Cash, end of period	$37.4	$37.1

Supplemental cash flow disclosures
Cash paid during the period for interest	$11.9	$17.6
Cash (received) paid during the period for income taxes	$(0.2)	$1.2
Cash paid during the period for operating leases	$3.0	$3.1

Supplemental disclosure of non-cash investing and financing activities
Property and equipment acquired through finance lease	$—	$1.3
Property and equipment transferred to inventory	$0.8	$1.3
Additional paid in capital from net settlement of RSUs	$(0.2)	$(1.6)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Nine-Month Period ended
	Unaudited	Unaudited	Unaudited	Unauditedd
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
(In millions)	2022	2021	2022	2021
Net income (loss)	$10.2	$25.0	$19.2	$(35.5)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.2	0.6	0.6

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	—	0.3	1.5
Refinancing of Company Debt	—	—	——	0.8
Italian tax related costs relating to prior year	—	—	—	1.4
Stock-based compensation expense	2.5	3.8	7.9	8.6
Depreciation and amortization	8.8	11.2	28.7	36.2
Interest expense, net	6.2	7.2	18.7	37.9
Change in fair value of warrant liability Interest	—	(17.3)	—	(3.8)
Gain on disposal of business	—	—	(0.9)	—
Other finance expenses (income)	(0.3)	(0.3)	(0.9)	(5.5)
Income tax	0.1	0.3	0.4	(0.1)

Adjusted EBITDA	$27.8	$30.1	$74.0	$42.0

Adjusted EBITDA	£23.4	£21.8	£59.2	£30.4

Exchange Rate - $ to £	1.18	1.38	1.25	1.38

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended September 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$4.5	$11.6	$2.3	$6.5	$(14.7)	$10.2
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.1	0.1
Stock-based compensation expense	0.4	0.2	0.1	0.1	1.7	2.5
Depreciation and amortization	3.9	0.7 5	0.7	3.1	0.4	8.8
Interest expense, net	—	—	—	—	6.2	6.2
Other finance expenses (income)	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	0.1	0.1

Adjusted EBITDA	$8.8	$12.6	$3.1	$9.7	$(6.4)	$27.8

Adjusted EBITDA	£7.4	£10.6	£2.6	£8.2	£(5.4)	£23.4

Exchange rate - $ to £						1.18

Three Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$5.1	$7.6	$2.3	$9.0	$1.0	$25.0
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Stock-based compensation expense	0.5	0.3	0.2	0.1	2.7	3.8
Depreciation and amortization	5.3	0.7	0.9	3.9	0.4	11.2
Interest expense, net	—	—	—	—	7.2	7.2
Change in fair value of warrant liability	—	—	—	—	(17.3)	(17.3)
Other finance expenses (income)	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	0.3	0.3

Adjusted EBITDA	$10.9	$8.6	$3.4	$13.0	$(5.8)	$30.1

Adjusted EBITDA	£7.9	£6.1	£2.5	£9.4	£(4.1)	£21.8

Exchange rate - $ to £						1.38

Nine Months Ended September 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$16.0	$31.4	$6.6	$9.2	$(44.0)	$19.2
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.6	0.6

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	—	—	—	0.2	0.3
Stock-based compensation expense	1.0	0.5	0.4	0.4	5.6	7.9
Depreciation and amortization	12.8	2.0	2.1	10.3	1.5	28.7
Interest expense, net	—	—	—	—	18.7	18.7
Profit on disposal of trade & assets	(0.9)	—	—	—	—	(0.9)
Other finance expenses (income)	—	—	—	—	(0.9)	(0.9)
Income tax	—	—	—	—	0.4	0.4
Adjusted EBITDA	$29.0	$33.9	$9.1	$19.9	$(17.9)	$74.0

Adjusted EBITDA	£23.2	£27.1	£7.3	£15.9	£(14.3)	£59.2

Exchange rate - $ to £						1.25

Nine Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(1.2)	$15.5	$7.5	$(3.1)	$(54.2)	$(35.5)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.6	0.6

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.5	1.5
Refinance of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4
Stock-based compensation expense	1.1	0.5	0.4	0.3	6.3	8.6
Depreciation and amortization	17.7	2.5	2.5	12.2	1.3	36.2
Interest expense, net	—	—	—	—	37.9	37.9
Changes in fair value of warrant liability	—	—	—	—	(3.8)	(3.8)
Other finance expenses (income)	—	—	—	—	(5.5)	(5.5)
Income tax	—	—	—	—	(0.1)	(0.1)
Adjusted EBITDA	$17.6	$19.9	$10.4	$9.4	$(15.2)	$42.0

Adjusted EBITDA	£12.7	£14.4	£7.5	£6.8	£(11.0)	£30.4

Exchange rate - $ to £						1.38

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended September 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$19.0	$14.6	$5.7	$29.9	$—	$69.2
Product sales	5.1	—	—	0.6	—	5.7
Total revenue	24.1	14.6	5.7	30.5	—	74.9
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.4)	(0.5)	(0.8)	(8.5)	—	(14.2)
Cost of product sales	(3.5)	—	—	(0.4)	—	(3.9)
Selling, general and administrative expenses	(7.4)	(1.6)	(1.8)	(11.9)	(6.5)	(29.2)
Stock-based compensation expense	(0.4)	(0.2)	(0.1)	(0.1)	(1.7)	(2.5)
Acquisition and integration related transaction expenses	—	—	—	—	(0.1)	(0.1)
Depreciation and amortization	(3.9)	(0.7)	(0.7)	(3.1)	(0.4)	(8.8)
Segment operating income (loss)	4.5	11.6	2.3	6.5	(8.7)	16.2

Net operating income						$16.2

Total capital expenditures for the three months ended September 30, 2022	$2.0	$1.1	$1.2	$4.3	$0.8	$9.4

Three Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$19.7	$10.5	$6.1	$32.4	$—	$68.7
Product sales	7.9	—	—	1.0	—	8.9
Total revenue	27.6	10.5	6.1	33.4	—	77.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.1)	(0.5)	(1.0)	(8.2)	—	(13.8)
Cost of product sales	(4.2)	—	—	(0.5)	—	(4.7)
Selling, general and administrative expenses	(8.4)	(1.4)	(1.7)	(11.7)	(6.0)	(29.2)
Stock-based compensation expense	(0.5)	(0.3)	(0.2)	(0.1)	(2.7)	(3.8)
Acquisition and integration related transaction expenses		—	—	—	—	—
Depreciation and amortization	(5.3)	(0.7)	(0.9)	(3.9)	(0.4)	(11.2)
Segment operating income (loss)	5.1	7.6	2.3	9.0	(9.1)	14.9

Net operating income						$14.9

Total capital expenditures for the three months ended September 30, 2021	$2.4	$0.6	$0.9	$1.5	$0.3	$5.7

INSPIRED ENTERTAINMENT, INC. PRO-RATED SEGMENT ADJUSTED EBITDA CONTRIBUTION

(Unaudited)

Three Months Ended September 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$24.1	$14.6	$5.7	$30.5	$—	$74.9

Segment % of Total Revenue	32.2%	19.5%	7.6%	40.6%

Adjusted EBITDA	$8.8	$12.6	$3.1	$9.7	$(6.4)	$27.8
Corporate allocation(1)	(2.0)	(1.2)	(0.5)	(2.6)	6.4	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$6.7	$11.3	$2.6	$7.1	$—	$27.8

Segment Contribution to Adjusted EBITDA	24.2%	40.7%	9.5%	25.6%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Three Months Ended September 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$27.6	$10.5	$6.1	$33.4	$—	$77.6

Segment % of Total Revenue	35.5%	13.6%	7.8%	43.1%

Adjusted EBITDA	$10.9	$8.6	$3.4	$13.0	$(5.7)	$30.1
Corporate allocation(1)	(2.0)	(0.8)	(0.4)	(2.5)	5.7	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$8.9	$7.9	$2.9	$10.5	$—	$30.1

Segment Contribution to Adjusted EBITDA	29.4%	26.1%	9.7%	34.9%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Nine Months Ended
	September 30		Change	September 30		Change
(in millions of GBP)	2022	2021	%	2022	2021	%
Online Revenue
Total Revenue £’m - Online Virtuals	£10.2	£5.1	102%	£25.2	£13.4	88%
Total Revenue £’m – Interactive	4.9	4.4	10%	13.4	12.3	9%
Total Revenue £’m – Online Virtuals and Interactive	£15.1	£9.5	59%	£38.6	£25.7	50%

in millions of USD	$17.7	$13.1	36%	$48.2	$35.6	35%

Exchange Rate - $ to £	1.18	1.38		1.25	1.38